Exhibit 19.1

FLUTTER ENTERTAINMENT PLC
GROUP SECURITIES DEALING CODE

Revised and updated 11 December 2024

This Group Securities Dealing Code (the “Code”) applies to all directors, officers, employees, consultants and contractors of Flutter Entertainment plc (the “Company”) and its subsidiaries (together the “Group”) in relation to dealings in securities of the Company and derivatives and other financial instruments linked to those securities. Market abuse law applicable to the Company’s securities under the Insider Dealing Regime makes it a criminal offence to deal in the securities of a listed company while in possession of inside information about that company, to recommend or induce or encourage others to deal, or to improperly disclose inside information.
Given the Group’s listing on the New York Stock Exchange (“NYSE”), operations in the United States and dealings with other US-listed companies, US federal securities laws prohibiting “insider trading” and “tipping” also apply, exposing directors, officers, employees, consultants and contractors of the Company who trade, or recommend others to trade, in the securities of the Company or other US-listed companies while in possession of material non-public information about those companies to potential civil and criminal penalties (including imprisonment) in the United States.
This Code is designed to ensure that you do not misuse, or place yourself under suspicion of misusing, information about the Group or other publicly traded companies which you have and which is not available to other investors and that both you and the Company comply with the obligations of the Market Abuse Regulation, U.S. federal securities laws and the Insider Dealing Regime.
This Code contains the dealing clearance procedures which must be observed by those directors, officers, employees, consultants and contractors who have been told that the clearance procedures apply to them (namely Restricted Persons). This means that there will be certain times when such persons cannot deal in the Company Securities.
PDMRs (all Directors of Flutter Entertainment plc and those persons who have been notified that they are PDMRs) are also subject to the PDMR Securities Dealing Code.
Failure to comply with this Code may result in internal disciplinary procedures and action up to, and including, termination of employment or a business relationship. Depending on the circumstances, it may also mean that you and any other person involved in a prohibited dealing have committed civil and/or criminal offences.
Schedule 1 sets out the meaning of defined words used in this Code.
Contact
If you have any questions or are not sure whether you can deal in securities of the Company, please contact the Company Secretariat team at cosec@Flutter.com

General
1.    You cannot at any time tell anyone (including your family members, friends and business acquaintances) any confidential information, including but not limited to any “inside information” or “material non-public information”, about the Group, except where you are required to do so as a part of your employment or duties (you will know if this is the case) and the recipient is subject to a duty of confidentiality.
2.    In addition, if any information you have about the Company or the Group is “inside information” and/or “material non-public information” you cannot:
•    “deal” in any Company Securities or any instruments linked to them; and/or
•    recommend, encourage or induce somebody else to do the same.
This behaviour is known as “insider dealing” or “insider trading”. The prohibition applies even if you will not profit from the dealing.
3.    Certain individuals may from time to time be designated “Restricted Persons.” This is because their position with the Company and/or their involvement in a particular transaction or business situation means that they may have access to sensitive information. Restricted Persons must receive formal clearance from the Company Secretariat team before dealing in any Company Securities. The procedure for requesting clearance to deal is outlined below. You will be notified if you have been designated a Restricted Person and will also be notified when you are no longer a Restricted Person.
4.    If you are a Restricted Person, you are also only permitted to deal in Company Securities during certain pre-approved Window Periods. This requirement is in addition to the requirement to receive formal clearance before dealing as outlined above (i.e. you must receive formal clearance to deal and the relevant dealing must occur during a Window Period). In addition, from time to time, the Company may implement Special Blackout Periods during which directors, officers, selected employees and/or others may be prohibited from dealing in Company Securities even if during a Window Period.
5.    If at any time you believe that you have or may have had access to inside information and/or material non-public information concerning the Group but you have not been notified that you are a Restricted Person, please contact the Company Secretariat team immediately.
6.    From time to time, as a part of your employment or duties, you may come across information which is not inside information and/or material non-public information in relation to the Group, but which is or may be inside information and/or material non-public information in relation to a different company or its industry (for example, a company that is a competitor of, a customer of, or a supplier to, or the counterparty or target of a transaction with, the Group). You must not deal in the securities of (or take any other action described above in relation to) any company when you have inside information and/or material non-public information in relation to that company.
You should be aware that the securities laws of other jurisdictions may apply to transactions in the securities of companies which are incorporated and/or listed outside of the United States and the United Kingdom.
Accordingly, while specific clearance to deal is not required before carrying out transactions in the securities of other companies, you must not deal in the securities of any company (including a competitor of, a customer of or a supplier to, or the counterparty or target of a transaction with, the Group) in any manner that would constitute a breach of applicable securities laws. If you have any doubt, you should speak to the Company Secretariat team before taking any action.
7.    You may not deal in options, warrants, puts and calls or similar instruments on or over Company Securities or sell such securities “short” (i.e., selling shares that you do not own and borrowing the shares to make delivery) or engage in speculative trading (e.g., “day-trading”) that is intended to take advantage of short-term price fluctuations. Such activities may put your personal gain in conflict with the best interests of the Company and its securityholders or otherwise give the appearance of impropriety. In addition, you may not engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
8.     Securities purchased on margin are generally capable of being sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan are generally capable of being sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of inside information and/or material non-public information or otherwise are not permitted to deal in Company Securities. Therefore, you may not purchase Company Securities on margin, or borrow against any account in which Company Securities are held, or pledge Company Securities as collateral for a loan.
9.     If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you must advise your broker or investment advisor not to trade in Company Securities at any time.
10.    The prohibition on dealing in Company Securities set forth above does not apply to: (i) dealings pursuant to a Rule 10b5-1 Trading Plan, Trading Plan or an Investment Programme that were approved by the Company in accordance with this Code and (ii) the withholding by the Company (whether mandated by the Company or pursuant to an earlier exercised tax withholding right) of shares of restricted stock, shares underlying restricted stock units or shares subject to an option, in each case to satisfy tax withholding requirements.
Clearance to Deal
When do you need clearance to deal?
•If and for so long as you are a Restricted Person, you (including when acting on someone else’s behalf) or your family members cannot deal in Company Securities without obtaining clearance to deal in advance.
•The concept of “dealing” is very wide and is defined in more detail in Schedule 1. For example, as well as including buying or selling securities, it also includes exercising options (whether cashless or otherwise) under any of our share schemes, using Company Securities as security for a loan, gifting Company Securities, and entering into any derivative contract which relates to Company Securities.
•If you have entered into a commitment to deal at a time when you were not restricted, any consequential dealing may be permissible in certain circumstances (for example, in relation to the Group’s share schemes). You should speak to the Company Secretariat team if you think this might apply to you.

•You must not enter into, modify or terminate a Rule 10b5-1 Trading Plan, Trading Plan or an Investment Programme under which Company Securities may be purchased or sold unless clearance has been given to do so. See “Trading Plans, Rule 10b5-1 Trading Plans and Investment Programmes” below.
•If you act as the trustee of a trust, you should speak to the Company Secretariat team about your obligations in respect of any dealing in Company Securities carried out by the trustee(s) of that trust.
•You should seek further guidance from the Company Secretariat team before transacting in:
(A)    units or shares in a collective investment undertaking (e.g. a UCITS or an Alternative Investment Fund) which holds, or might hold, Company Securities; or
(B)    financial instruments which provide exposure to a portfolio of assets which has, or may have, an exposure to Company Securities.
    This is the case even if you do not intend to transact in Company Securities by making the relevant investment.
•The only exception to this clearance to deal requirement is where the Company Secretariat team has sent you an official notification stating that clearance is not required in relation to a particular type of dealing.
•Unless otherwise notified by the Company, Permanent Restricted Persons must comply with these clearance requirements for six months after the termination of their status as a Permanent Restricted Person.
If at any time you are in any doubt as to whether or not you are a Restricted Person and/or require clearance to deal in Company Securities you should contact the Company Secretariat team before taking any further action.
How do you apply for clearance to deal?
•Clearance to deal is obtained by submitting your request on the InsiderTrack Portal. If the system is down, please use the form attached in Appendix 1 and email a completed form to cosec@Flutter.com. As well as requiring details about your proposed dealing, submission of the form requires you to confirm that you do not have any inside information and/or material non-public information at the time of the request (if you have received a notification that you are unable to deal due to the closing of a Window Period, or because you are subject to a Special Blackout Period or because you may have inside information and/or material non-public information, then your clearance will not be granted). If you subsequently become aware that you may be in possession of inside information and/or material non-public information you must not deal (regardless of having obtained clearance) and must inform the Company Secretariat team immediately.
•Clearance to deal will be given by way of written response and may be given subject to conditions. Where this is the case, individuals must observe those conditions when dealing. Additionally, clearance will generally only be granted during a Window

Period. A response will typically be given within 2 business days from submission, therefore ensure sufficient time is allowed for this.
•Where clearance to deal is given you will be required to deal as soon as possible and in any event within 2 business days (or such shorter period as notified in the response) of the clearance being given, provided that notwithstanding receipt of clearance, you may only deal in Company Securities if the Company is in a Window Period.
•If clearance to deal is refused, the Company will not normally give you reasons as to this. You must keep any refusal confidential and not discuss this with anyone else.
Who do you need to seek clearance to deal from?
When seeking clearance to deal:
•All Restricted Persons (other than those specified below), must obtain clearance from the Company Secretariat team using the above process;
•ExCo members will need to obtain clearance from the Chief Executive Officer – this has been built into the process but does affect timings;
•The Company Secretary/Deputy Company Secretary must obtain clearance from the Chair; and
•PDMRs (you will have been notified if you are a PDMR) should follow the process set out in the PDMR Securities Dealing Code.
Trading Plans, Rule 10b5-1 Trading Plans and Investment Programmes
You must clear with the Company Secretariat team any proposed trading plan or arrangement, including 10b5-1 Trading Plans, Trading Plans or Investment Programmes prior to establishing, amending or terminating such plan or programme. The Company reserves the right to withhold clearance of the adoption, amendment or termination of any such trading plan or programme that the Company determines is not consistent with the rules regarding such plans.
A Rule 10b5-1 Trading Plan can only be established when you do not possess material non-public information. Therefore, you cannot enter into, modify or terminate these plans at any time when in possession of material non-public information and, in addition, Restricted Persons cannot enter into these plans outside Window Periods. In addition, a Rule 10b5-1 Trading Plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.
The rules regarding Rule 10b5-1 Trading Plans are complex and you must fully comply with them. You should consult with your legal advisor before entering into any Rule 10b5-1 Trading Plan.
You will not be permitted to adopt a Rule 10b5-1 Trading Plan if you have an existing contract, instruction or plan that would qualify for the affirmative defense under Rule 10b5-1 of the Exchange Act, subject to the exceptions set forth in the rule. Notwithstanding any clearance of a Rule 10b5-1 or other trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.
If you enter into a Rule 10b5-1 Trading Plan, your Rule 10b5-1 Trading Plan should be structured to avoid purchases or sales on dates occurring shortly before regularly-scheduled announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated Rule 10b5-1 Trading Plan are exempt from the insider dealing rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a Rule 10b5-1 Trading Plan. This could result in negative publicity for you and the Company, especially if the U.S. Securities and Exchange Commission (the “SEC”) or the NYSE were to investigate your trades.
In addition to obtaining clearance from the Company Secretariat team, any modification of a pre-approved Rule 10b5-1 or other trading plan must occur when you are not aware of any material non-public information and must comply with the requirements of the rules regarding such trading plans (including Rule 10b5-1, if applicable) and, if you are subject to Window Period restrictions, must take place during a Window Period.
Transactions effected pursuant to a cleared Rule 10b5-1 or other trading plan will not require further clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula or mechanism for determining the dates, prices and amounts.
Finally, if you are a Section 16 Person, Rule 10b5-1 and other trading plans require special care, as the Company may be required to disclose the adoption, amendment or termination of such a plan by such persons in its periodic reports filed with the SEC. Accordingly, it is imperative that Section 16 Persons coordinate with the Company Secretariat team prior to adopting, modifying or terminating such plans. Moreover, because such plans may specify conditions that trigger a purchase or sale, a Section 16 Person may not even be aware that a transaction has taken place and such Section 16 Person may not be able to comply with the SEC’s requirement that he or she report such transaction to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a trading plan is not permitted unless the trading plan requires your broker to notify the Company before the close of business on the day of the execution of the transaction.
Company Transactions
From time to time, the Group may engage in transactions in Company Securities. It is the Group’s policy to comply with all applicable securities laws when engaging in transactions in Company Securities.
Legal Effect of this Code
This Group Securities Dealing Code, and the procedures that implement this Code, are not intended to serve as precise recitations of the legal prohibitions against insider dealing and tipping which are highly complex, fact-specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than applicable securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

Schedule 1: Defined terms
‘Company’ means Flutter Entertainment plc.

‘Company Securities’ means any publicly traded or quoted shares or debt instruments of the Company (or of any of the Company’s subsidiaries or subsidiary undertakings) or derivatives or other financial instruments linked to any of them, including phantom options, put or call options or other similar instruments.

‘dealing’ (together with corresponding terms such as ‘deal’ and ‘deals’) means any type of transaction in Company Securities, including purchases, sales, or other transactions to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, the exercise of options or other share awards, the receipt of shares under share schemes, making a spread bet or entering into a contract for difference in respect of Company Securities, granting security over Company Securities and entering into, amending or terminating any agreement in relation to Company Securities (e.g. a 10b5-1 Trading Plan / Trading Plan / Investment Programme). For the avoidance of doubt, it also includes a situation where a person places an order before they possess inside information and/or material non-public information, and then terminates or modifies that order after they come into possession of inside information and/or material non-public information.

‘family members’ includes family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control. You are responsible for the transactions of your family members and therefore should make them aware of the need to confer with you before they trade in the Company Securities or securities of companies we do business with.

‘inside information’ is information which (i) is of a precise nature, (ii) has not been made public, (iii) relates, directly or indirectly, to the Company (including its subsidiaries) or its securities or related financial instruments and (iv) if it were made public, would be likely to have a significant effect on the price or value of those securities or related financial instruments.
‘Insider Dealing Regime’ means the UK criminal insider dealing regime contained in the Criminal Justice Act 1993.

‘Investment Programme’ means a share acquisition scheme relating only to the Company’s shares under which: (i) shares are purchased by a Restricted Person pursuant to a regular standing order or direct debit or by regular deduction from the Restricted Person’s remuneration; or (ii) shares are acquired by a Restricted Person by way of a standing election to re-invest dividends or other distributions received; or (iii) shares are acquired as part payment of a Restricted Person’s remuneration.

‘Market Abuse Regulation’ means EU Regulation (596/2014) and related implementing measures as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018.

‘material’ information is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. You should assume that information that would affect an individual’s consideration of whether to trade, or which might tend to influence the price of the security, is material.

Examples of material information may include, but are not limited to:

a.significant changes in the Company’s prospects;
b.earnings results, estimates and guidance on earnings, confirmations of or changes to previously released earnings results, estimates or guidance, or other performance related measures or metrics;
c.significant write-downs in assets or increases in reserves;
d.developments regarding significant litigation or government agency investigations;
e.layoffs, furloughs, liquidity problems, bankruptcy, corporate restructuring or receivership;
f.changes in control or in senior management and/or the board of directors;
g.changes in dividends;
h.acquisition of, refinancing or repayment of significant debts or defaults on debt;
i.major changes in accounting methods or policies;
j.proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances or licensing arrangements;
k.significant investments, joint ventures or changes in assets;
l.significant financings and other events involving Company Securities (e.g., public or private sales by the Company, its senior management or significant securityholders, calls of securities for redemption, share repurchase plans, stock splits, and changes to the rights of securityholders);
m.significant developments regarding lines of business and products, significant intellectual property, relations with regulators, partnerships, and consortiums, including the acquisition or loss of an important piece of intellectual property, customer, contract or relationship;
n.a significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities, data and information technology infrastructure;
o.significant cybersecurity and privacy risks and incidents or events, including vulnerabilities and breaches;
p.changes in debt ratings;
q.significant changes in compensation policy; and
r.changes in, or disagreements with, auditors or notifications that the Company may no longer rely on such firm’s report.

Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, you should err on the side of caution.

‘non-public’ means, in the context of a US-listed company, all Company information until three criteria have been satisfied. First, the information must have been widely disseminated by the Company. Generally, you should assume that information has NOT been widely disseminated unless it has been disclosed by the Company in (i) a press release distributed through a widely disseminated news or wire service; (ii) a publicly available filing made with the SEC; or (iii) another manner compliant with Regulation FD (Fair Disclosure). For additional information regarding disclosures made in compliance with Regulation FD, please see the Company’s Policy and Procedures for Compliance with Regulation FD.

Second, the information disseminated must be some form of “official” announcement or disclosure, which, in the case of information about the Company, must be made by the Company. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the rumors, speculation, or statements are accurate.

Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. As a general rule, information should not be considered fully absorbed until after at least one full trading session has elapsed on the NYSE after the information has been publicly disclosed in a manner compliant with Regulation FD.

‘Other Restricted Persons’ means persons who have been told by the Company that the clearance to deal procedures in this Code apply to him or her as the Company believes that, in the normal course of their duties, they are likely to have regular access to inside information and/or material non-public information. Occasionally, certain individuals may have access to material non-public information for a limited period of time. During such a period, such persons may be notified that they are also Other Restricted Persons who will be subject to the clearance requirements and the Window Period restrictions set forth in the Code. Any person notified of their status as an Other Restricted Person will remain an Other Restricted Person subject to the clearance requirements set forth in the Code unless otherwise notified by the Company Secretariat team.

‘PDMR’ means a person discharging managerial responsibilities in respect of the Company, being either:
a.a Director of the Company; or
b.any other employee who has been notified that he or she is a PDMR.

‘Permanent Restricted Persons’ means:
a.a PDMR (see PDMR Securities Dealing Code);
b.a Section 16 Person; and
c.in relation to the foregoing persons, any person who lives in the same household whether or not a family member, and any of their family members who do not live in their household but whose transactions in Company Securities they direct, influence, or control (e.g., parents or children who consult with the Company’s personnel before they deal in Company Securities), and trusts, corporations and other entities controlled by any of such persons.

‘Restricted Persons’ means either a Permanent Restricted Person or Other Restricted Person.

‘Rule 10b5-1 Trading Plan’ means a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow, and satisfies various other conditions and limitations set forth in Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (the ‘Exchange Act’).

‘Section 16 Person’ means members of the Company’s Board of Directors and the Company’s “officers” (as defined in Rule 16a-1 under the Exchange Act), as designated by the Company from time to time.

‘Special Blackout Period’ means a time period where the Company may require that directors, officers, selected employees and/or others be prohibited from dealing in the Company’s Securities, including during a Window Period, regardless of any other provision of this Code because of developments that have not yet been disclosed to the public. If the Company declares a blackout to which you are subject, then a member of the Company Secretariat team will notify you when the blackout begins and when it ends. All those affected shall not deal in Company Securities while the suspension is in effect and shall not disclose to others inside or outside the Company that dealing has been suspended for certain individuals. Although these blackouts generally will arise because the Company is involved in a highly sensitive transaction, incident or event, they may be declared for any reason.

‘Trading Plan’ means a written plan entered into by a Restricted Person and an independent third party that sets out a strategy for the acquisition and/or disposal of Company Securities by the Restricted Person, and:
a.specifies the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or
b.gives discretion to that independent third party to make trading decisions about the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or
c.includes a method for determining the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in

‘Window Period’ is one of the four established “windows” of time during the fiscal year (unless the Company has declared a Special Blackout Period), during which requests for clearance may be approved and dealing may be performed by Restricted Persons. Each Window Period begins after one full trading session on the London Stock Exchange (the ‘LSE’) or NYSE has been completed after the Company makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year, as the case may be. Assuming the LSE and NYSE is open each day, the following indicates when such persons may trade after the Company’s public news release of its quarterly or annual earnings for the prior fiscal quarter or year:

Announcement on Tuesday    First Day of Trading
Before market opens    Wednesday
While market is open    Thursday
After market closes    Thursday

That same Window Period will generally close on the 15th day of the last month of the then current fiscal quarter, and in any event will close at least 30 calendar days before the date of the public news release of the Company’s next quarterly or annual earnings. After the close of the Window Period, Restricted Persons may not trade in any Company Securities at least until the start of the next Window Period. The prohibition against dealing, or tipping off, while aware of inside information and/or material non-public information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in Company Securities. You must consult the Company Secretariat team whenever you are in doubt.

Appendix 1 - Request for Clearance to deal
Flutter Entertainment plc (the “Company”)
Please complete this form and submit using the InsiderTrack Portal or email to cosec@Flutter.com. You must not deal unless you have received an email confirming that you can deal.
In accordance with the Group Securities Dealing Code, I request clearance to deal in securities as indicated below:

Description of securities, incl. type and number/value (if not known, please provide estimate or “up to” number)	[e.g. a share, a debt instrument, a derivative or a financial instrument linked to a share/debt instrument]
Number of securities	[If actual number is not known, provide a maximum amount (e.g. ‘up to 100 shares’ or ‘up to £1,000 of shares’).]
Nature of dealing	[Description of the transaction type (e.g. acquisition; disposal; subscription; option exercise; settling a contract for difference; entry into, or modification or termination of [a Rule 10b5-1 Trading Plan, an investment programme or Trading Plan/Investment Programme])]
Other information (disclose any additional material facts which may affect the decision as to whether clearance to deal will be granted)
[Include all other relevant details which might reasonably assist the person considering your application for clearance (e.g. transfer will be for no consideration)]
[If you are applying for clearance to enter into, modify or terminate [a Rule 10b5-1 Trading Plan, an Investment Programme or Trading Plan], please provide full details of the relevant programme or plan or attach a copy of its terms.]

I hereby apply for clearance for the above proposed dealing. I confirm that I have read and understood the Company’s Group Securities Dealing Code and procedures as they apply to me.
By submitting this form, I confirm that I do not have any inside information and/or material non-public information relating to the Company or its securities and that the information contained in this form is accurate and complete. By dealing, I would not be in breach of any applicable law or regulation in relation to dealing in publicly traded securities. If this should change at any time before the dealing, I undertake not to proceed with the dealing and to notify the Company Secretariat team immediately. If I am given clearance to deal, I will do so as soon as possible and in any event within the clearance period stated below. I am not in breach of any agreement with the Company in relation to shareholding requirements.
Name:……………………………..    Signature:………………………………
Position:……………………………    Dept and Office Location:……………………………..
Extension no:…………………… Date:………………………………

For completion by Company Secretariat team/Chair/CEO (as applicable)* only:
Confirmed, as far as the Company Secretariat team/Chair/CEO (as applicable) is aware, the person named above is not in possession of inside information and/or material non-public information relating to the Company

PURSUANT TO THE CODE CLEARANCE TO DEAL IS: GRANTED AND VALID UNTIL ………………………………………………………………..………. NOT GRANTED Signed: ……………………………………. Date: …………………………………

* As a reminder:
•All Restricted Persons (other than those specified below), must obtain clearance from the Company Secretariat team
•ExCo members will need to obtain clearance from the Company Secretary, who will consult with the Chief Executive Officer
•The Company Secretary/Deputy Company Secretary must obtain clearance from the Chair
•PDMRs should follow the process set out in the PDMR Securities Dealing Code
•Clearance will only be granted during a Window Period and only if you are not subject to a Special Blackout Period